Exhibit (a)(5)(E)

August 8, 2012

MELROSE PLC

MELROSE EXTENDS TENDER OFFER FOR ALL OUTSTANDING ORDINARY SHARES AND ADSs OF ELSTER TO AUGUST 16, 2012

Melrose PLC (“Melrose”) announced today that Mintford AG (“Bidder”), an indirect wholly owned subsidiary of Melrose, has extended the expiration time for its previously announced tender offer for 100% of the outstanding ordinary shares and American Depositary Shares of Elster Group SE (“Elster”). The tender offer is at a price of USD 82.00 per ordinary share and USD 20.50 per American Depositary Share, in each case in cash, without interest and less any required withholding taxes, pursuant to a previously announced investment agreement, dated June 29, 2012, by and among Melrose, Bidder and Elster.

Melrose is extending the tender offer to provide additional time for the receipt of antitrust clearances in Russia and Ukraine, which are conditions to the consummation of the tender offer that are not expected to be satisfied as of 12:00 midnight New York City time on August 8, 2012, the previously scheduled expiration time.  The tender offer is being extended to 12:00 midnight New York City time on August 16, 2012 with the consent of Elster.

Melrose received the approval of the European Commission on August 3, 2012 and, in the United States, early termination of the HSR Act waiting period was granted on July 9, 2012.  Accordingly, clearances in Russia and Ukraine are the only remaining regulatory approval conditions to the tender offer, both of which are expected to be received during August 2012.

As of 5:00 pm New York City time on August 7, 2012, 17,412,069 ordinary shares of Elster and 7,979,381 American Depositary Shares of Elster had been tendered. These ordinary shares and American Depositary Shares represent collectively approximately 68.77% of the total share capital of Elster as of such time.

The expiration date of the tender offer will be further extended if any conditions to the tender offer are not satisfied or waived in accordance with the investment agreement. Any additional extension of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration time.

Enquiries:

M: Communications (PR Adviser to Melrose)

+44 (0) 20 7920 2330

Nick Miles

Ann-Marie Wilkinson

Andrew Benbow

Forward Looking Statements

This announcement contains (or may contain) certain forward-looking statements with respect to certain of Melrose’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “will”, “shall”, “may”, “aim”, “predict”, “should”, “continue” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the directors’ beliefs and expectations at the date of this announcement and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither Melrose nor any of its affiliates assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

Additional Information

This announcement is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ordinary shares of Elster or American Depositary Shares of Elster. The solicitation of offers to buy ordinary shares of Elster or American Depositary Shares of Elster will only be made pursuant to the offer to purchase, the letters of transmittal and related documents which were filed with the Securities and Exchange Commission (“SEC”) on July 9, 2012. Elster security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement that was filed by Elster on July 9, 2012 regarding the tender offer as they contain important information. Elster security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer. The solicitation/recommendation statement and related documents may be obtained by directing such requests to Elster.

This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose or any other entity. No securities of Melrose have been or will be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration thereunder.